Exhibit 10.2

APPENDIX B
TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN
IMAGE SENSING SYSTEMS, INC. AND KRIS B. TUFTO

WHEREAS, the parties entered into an Amended and Restated Employment Agreement which became effective on December 16, 2014 (the “Employment Agreement”); and

WHEREAS, in order to receive certain severance payments and related benefits under Section 6 of the Employment Agreement, the parties agreed that Tufto would be required to sign a release of claims at the time of the event contemplated by Section 6; and

WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix B; and

WHEREAS, under the terms of this Appendix B, Tufto agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix B;

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

A.                 Tufto affirms that he is signing this Appendix B on or after the termination of his employment, as described in Section 6 of the Employment Agreement.

B.                  Tufto, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix B.

Tufto understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act (“ADA”); the Family & Medical Leave Act (“FMLA”); the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act; or any other federal, state, or local statute, ordinance, or law. Tufto also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

Tufto further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Tufto understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

B-1

Notwithstanding the forgoing, the release set forth in this section shall not affect: (i) Tufto’s rights to any earned but unpaid salary through the date of his termination; (ii) claims for reimbursement of any business expenses approved by ISS; (iii) Tufto’s rights to indemnification and/or defense of claims threatened or asserted against Tufto arising from Tufto’s employment by ISS pursuant to ISS’s articles of incorporation, bylaws, corporate governance documents, policies of insurance, or applicable law, including, but not limited to, Minn. Stat. §302A.521; (iv) Tufto’s right to any vested benefits in any welfare benefit, pension or retirement plan as set forth in written plan documents; and (i) Tufto’s rights to any options that are exercisable as of the date of Tufto’s termination as set forth in written plan documents or agreements.

C.                  Tufto understands that he has the right to seek legal counsel before entering into this Appendix B and that he has 21 days from the date of his termination to execute this Appendix B.

D.                  Tufto understands that he may revoke this release (Appendix B) (1) with respect to potential age-related claims within the seven-day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen-day period following the date he signs it. Tufto also understands that, if he does revoke this release (Appendix B), he gives up any right to the consideration provided to him the benefits described in Paragraph 6 of the Employment Agreement.

E.                   Tufto acknowledges that he has read this Appendix B, that he understands it, and that he enters into Appendix B voluntarily.

Dated: December 16, 2014	By:	/s/ Kris B. Tufto
Kris B. Tufto

B-2